UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)OF THE
SECURITIES EXCHANGE ACT OF 1934

01/27/03
Date of Report (Date of earliest event reported)

SAFECO CORPORATION

(Exact name of registrant as specified in Charter)

WASHINGTON (State or other jurisdiction of incorporation)	1-6563 (Commission File Number)	91-0742146 (IRS Employer Identification No.)

SAFECO Plaza, Seattle, Washington (Address of principal executive officers)	98185 (Zip Code)

(206) 545-5000
(Registrant’s telephone number, including area code)

Item 5. Other Events
Signature

Item 5. Other Events

     The following press release was filed today by SAFECO Corporation.

SAFECO COMPLETES TURNAROUND YEAR
WITH SOLID FOURTH-QUARTER PERFORMANCE

SEATTLE—(Jan. 27, 2003)—

Highlights

     •     Posted net income of $2.33 per share for the year, SAFECO’s best performance since 1998.

     •     Generated fourth-quarter net income of $57.1 million; income before net realized investment losses of $93.5 million.

     •     Produced record profits in Life & Investments for the second consecutive year.

     •     Reported continued progress in core Property & Casualty insurance lines.

Summary Financial Results after tax	3 Months Ended		12 Months Ended
(In millions except per-share data)	December 31		December 31

	2002	2001	2002	2001

Net Income (Loss)	$57.1	$8.6	$301.1	$(989.2)
Per Share of Common Stock	$0.42	$0.06	$2.33	$(7.75)

Net Realized Investment Gains (Losses)	$(36.4)	$8.2	$53.5	$61.5

Income (Loss) Before Realized Investment Gains (Losses)	$93.5	$0.4	$247.6	$(1,050.7)

Average Shares Outstanding	133.0	128.1	129.3	127.7

     SAFECO (NASDAQ:SAFC) today reported its best annual performance in four years, posting net income of $301.1 million—or $2.33 per diluted share—for the full year 2002. This compares favorably with 2001’s net loss of $989.2 million—a loss of $7.75 per share.

     The company concluded its turnaround year by generating fourth-quarter net income of $57.1 million, or $0.42 per diluted share. This is a considerable improvement over the same quarter of 2001 when SAFECO reported net income of $8.6 million, or $0.06 per share.

     “We had a solid quarter and, when you consider where we started from, a terrific year,” said Mike McGavick, SAFECO chairman and chief executive officer. “We turned our company around and put SAFECO back in a position to be a viable competitor.”

     Income before realized investment losses in the fourth quarter was $93.5 million, which includes a $4.4 million restructuring charge—the final charge associated with a reorganization announced 18 months ago. This compares with the fourth quarter of 2001 when SAFECO reported income before realized gains of $0.4 million.

     “Despite some ins and outs, our fourth-quarter results were ahead of plan,” McGavick said. “We’re pleased to see the effects of our re-underwriting actions coming through in our earnings, as expected.

     “Life & Investments turned in a record performance for the second consecutive year,” he added. “We’re seeing continued growth in our Personal Auto insurance line, our Homeowners line is showing the result of an aggressive focus on profitability, and Business Insurance is beginning to generate solid results.”

     Overall, SAFECO’s Property & Casualty units benefited from lower catastrophe losses when compared to both the fourth quarter and full-year 2001. In the fourth quarter, SAFECO reduced catastrophe reserves by $19.2 million reflecting conservative estimates of catastrophe losses in prior quarters. Roughly half of these reserve reductions were in the Homeowners line, the rest in SAFECO Business Insurance.

     Underwriting losses for the Property & Casualty units improved to $18.7 million in the fourth quarter, significantly better than $126.3 million underwriting losses for the same quarter of 2001. For the full year 2002, underwriting losses improved to $239.6 million compared with $837.5 million in the previous year.

     Net written premiums increased 7.4 percent in the fourth quarter compared with the same period a year earlier. This reflects higher rates and increased sales of SAFECO products, primarily Auto and small-businesses insurance.

     “In 2002, we saw real improvements in our earnings performance,” McGavick noted.

     SAFECO’s financial results in 2001 were affected by a number of major items, including $1,112.4 million in after-tax charges for goodwill write-offs, third-quarter reserve strengthening and restructuring, and $58.2 million in gains from the sale of the company’s credit subsidiary. Excluding these factors and net realized gains, SAFECO’s income before charges increased by $275.4 million in 2002.

     SAFECO reported net realized investment losses of $36.4 million after tax in the fourth quarter, which included writing down investment holdings in United Airlines. This compares with after-tax realized investment gains of $8.2 million in the fourth quarter of 2001. For the year, net realized gains totaled $53.5 million after tax, down from $61.5 million in 2001.

     In November, SAFECO sold nearly 10.5 million new shares of common stock at $33.00 per share, generating net proceeds including fees of $328.7 million. SAFECO used the proceeds to make contributions of $100 million to its Life insurance subsidiaries and $150 million to its Property & Casualty subsidiaries.

SAFECO Personal Insurance Performance

     Personal Auto, SAFECO’s largest product line, reported a quarterly pretax underwriting loss of $10.6 million, an improvement over the $18.1 million underwriting loss in the fourth quarter of 2001.

     For the year, Auto reported an underwriting loss of $44.4 million compared with an $80.5 million underwriting loss in 2001.

     “When 2002 started, we were aggressively re-underwriting this book and our customer base was shrinking,” McGavick said. “Since then, we’ve introduced a competitive new Auto product. Now we’re growing again.”

     Net written Auto premiums increased 14.4 percent in the fourth quarter compared with the same period of 2001. Policies in force increased 8.0 percent for the same period. SAFECO ended the year with more than 1.5 million Auto customers—more than any time in the company’s 80-year history—and net written Auto premiums in excess of $2 billion.

     Auto’s combined ratio in the fourth quarter was 102.0—an improvement over 104.0 in the fourth quarter of 2001, but higher than the 101.2 reported in the third quarter of 2002 due to increased agent commissions and training initiatives for SAFECO’s Claims organization. “This investment in our people and processes positions us for profitable growth in our largest line of business,” McGavick said.

     “The underlying loss ratio in Auto declined steadily in each consecutive quarter of the year,” he added. “That’s a positive sign.”

     Combined ratio is a standard gauge of underwriting performance measuring the percentage of premium dollars used to pay customers’ claims and expenses. The lower the ratio, the more effective the underwriting. To allow investors to track the underlying performance of its major insurance lines, SAFECO reports combined ratios three ways — total combined ratio; combined ratio excluding catastrophes (which SAFECO defines as single events that generate multiple claims and total losses in excess of $500,000); and combined ratio excluding catastrophes and non-catastrophe weather.

     SAFECO’s Homeowners insurance line produced a pretax underwriting profit of $12.4 million in the fourth quarter, compared with an underwriting loss of $33.2 million during the same period of 2001.

     Much of the improvement was the result of mild catastrophe losses, which totaled $3.7 million in the fourth quarter compared with $32.3 million for the same period in 2001. Also contributing to the improvement are actions SAFECO has taken to match rates more closely to risk and to limit exposure in areas prone to catastrophes, such as earthquakes and severe weather.

     For the year, Homeowners reported underwriting losses of $37.2 million, significantly better than $205.6 million in underwriting losses for 2001.

     Combined ratio improved to 93.5 in the fourth quarter, an improvement over both 117.8 in the same quarter of 2001 and 97.1 in the third quarter of 2002.

     “The positive performance has a lot to do with our hard work, and a lot to do with the weather,” McGavick said. “We are aggressively focused on returning this line to profitability. While the results are encouraging, we’ve got a lot more work to do.

     “While we did see an underwriting profit during the quarter, if we had experienced normal weather and catastrophe losses, Homeowners would be running a combined ratio of about 110,” he added.

     Net written premium in Homeowners decreased 1.7 percent in the fourth quarter compared with the same period in 2001. Policies in force dropped 8.2 percent during the year. This reflects SAFECO’s continued effort to make this line consistently profitable.

SAFECO Business Insurance Performance

     SAFECO Business Insurance reported a pretax underwriting loss of $17.6 million in the fourth quarter—better than the $42.6 million underwriting loss for the same period in 2001.

     For the year, Business Insurance reported an underwriting loss of $141.4 million, a considerable improvement over the $438.9 million underwriting loss in 2001 when SAFECO strengthened reserves during the third quarter.

     Combined ratio in the fourth quarter was 104.9, marking the third consecutive quarter of improved results. For comparison, Business Insurance reported a combined ratio of 106.6 in the third quarter 2002, and 110.9 in the fourth quarter 2001.

     Overall net written premium for SAFECO Business Insurance grew 4.2 percent in the fourth quarter compared with the same period in 2001, and net written premiums for core small- to medium-sized accounts increased 17.2 percent. Total new business counts increased 10 percent—with small- to medium-sized accounts growing 19 percent—compared to year-end 2001.

     During the fourth quarter, Business Insurance reported large losses and reserve strengthening of $28.9 million associated with accounts being run off the books.

     “There were a few items in our run-off line that required clean up this quarter,” McGavick said. “We’re making good progress getting this business off our books, and the underwriting losses should get smaller going forward.

     “If you look past the business we’re running off our books, the results are impressive,” he added. “The business we’re keeping operated at an underwriting profit in the fourth quarter.”

     Earlier this month, SAFECO completed a major effort to automate underwriting of small-business insurance polices. “It’s similar to the technology we’re using to generate strong sales of our new Auto insurance product,” McGavick said. “That’s one of the reasons we’re excited about the potential for profitable growth in our small-business line.”

Surety Performance

     Surety generated a pretax underwriting profit of $6.1 million in the quarter. This compares with the fourth quarter of 2001, when Surety reported an underwriting loss of $10.8 million, largely a result of the Enron bankruptcy.

     As previously announced, the recent settlement of an Enron-related lawsuit between 11 surety providers (including SAFECO) and JPMorgan Chase Bank did not have a material impact on SAFECO’s financial results.

     For the year, Surety generated an underwriting profit of $17.6 million, up from $2.4 million in 2001. Combined ratio for Surety improved to 81.4 in the fourth quarter—better than both 138.6 in the same quarter of 2001 and 91.8 in the third quarter of 2002.

     “Surety turned in the type of year we’ve come to expect from this organization,” McGavick said.

Life & Investments Performance

     In the fourth quarter, SAFECO Life & Investments produced pretax earnings of $66.3 million—a new record. This compares with $46.9 million in the fourth quarter of 2001. SAFECO defines a business unit’s pretax earnings as earnings excluding both realized investment gains or losses and goodwill write offs.

     Life & Investments’ quarterly pretax earnings include $15.7 million of higher-than-expected revenues. Among these items were $9.8 million related to increased pay-downs on mortgage-backed securities; and a $2.8 million in reduction of reserves related to the national life insurance guarantee association fund.

     For the year, Life & Investments produced pretax earnings of $237.0 million, better than 2001’s record performance of $197.5 million

     “Life & Investments performed exceedingly well in very difficult market conditions,” McGavick said. “This shows that our diverse product mix, combined with our conservative approach to managing this business, is paying off.

     “While we expect solid performance from Life & Investments in 2003, we don’t expect another record year,” he added. This is due to a number of factors, including a low interest-rate environment, underperforming equity markets, and increased price competition in the excess-loss medical insurance marketplace.

     Posting the largest quarterly gain was the Group line, which acquired a significant book of excess-loss business from Swiss Re in mid-2002. Group reported fourth-quarter pretax earnings of $22.5 million, up from $4.5 million in the same quarter of 2001. The increase is attributable to better loss ratios and additional revenues generated from the Swiss Re acquisition.

     Income Annuities generated $13.9 million pretax earnings in the quarter, down from $14.8 million in fourth quarter 2001. Income Annuities’ quarterly results included $8.6 million related to increased pay-downs on mortgage-backed securities. The impact of actual prepayment rates may lower future investment income if interest rates rise.

     The Retirement Services line produced $8.2 million pretax earnings in the fourth quarter, up from $6.0 million the year earlier. The increase is the result of several factors. These include a rebound in equity markets during the fourth quarter, as well as slightly more favorable margins in the fixed annuity line.

     Individual Life also posted a gain in the quarter, increasing pretax earnings to $3.9 million compared with $1.7 million during the same period in 2001. This is largely the result of lower claims compared with the fourth quarter of 2001. However, claims were at a slightly higher level than in the third quarter of 2002.

     The Asset Management line reported pretax earnings of $0.2 million, off from $2.6 million in fourth quarter 2001. The change is due to reduced revenue on lower assets under management. Assets under management declined from $5.1 billion at the end of 2001 to $3.9 billion for year-end 2002.

Reconciliation of Net Income (Loss) to Income Before Charges

	Three Months Ended		Year Ended
	December 31		December 31

	2002	2001	2002	2001

Summary Financial Results, after tax
(in millions)
Net Income (Loss)	$57.1	$8.6	$301.1	$(989.2)
Net Realized Investment Gains (Losses)	(36.4)	8.2	53.5	61.5

Income (Loss) before Net Realized Investment Gains (Losses)	93.5	0.4	247.6	(1,050.7)
Charges
Run Off of London Operations	—	—	(17.1)	—
Restructuring	(4.4)	(8.1)	(14.2)	(28.8)
Goodwill Write-Off	—	(8.6)	—	(925.5)
2001 Reserve Strengthening	—	—	—	(156.0)
Discontinued Credit Operations	—	—	—	58.2
Adoption of New Accounting Standard	—	—	—	(2.1)

Income Before Charges	$97.9	$17.1	$278.9	$3.5

FORWARD-LOOKING INFORMATION

Statements made in this news release that relate to expectations, use of proceeds and similar matters are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Statements in this news release that are not historical information are forward-looking. The operations, performance and development of our business are subject to certain risks and uncertainties that may cause actual results to differ materially from those contained in or suggested by the forward-looking statements in this news release. The risks and uncertainties include, but are not limited to:

•	the ability to obtain rate increases and decline or non-renew underpriced insurance accounts;

•	achievement of premium targets and profitability;

•	realization of growth and business retention estimates;

•	achievement of overall expense goals;

•	success in implementing a new business entry model for personal and commercial lines;

•	success in obtaining regulatory approval of price-tiered products and the use of insurance scores;

•	the ability to freely enter and exit lines of business;

•	changes in the mix of SAFECO’s book of business;

•	driving patterns;

•	the competitive pricing environment, initiatives by competitors and other changes in competition;

•	weather conditions, including the severity and frequency of storms, hurricanes, snowfalls, hail and winter conditions;

•	the occurrence of significant natural disasters, including earthquakes;

•	the occurrence of significant man-made disasters, such as the attack on September 11, 2001;

•	the occurrence of bankruptcies that result in losses under surety bonds, investment losses or lower investment income;

•	the adequacy of loss and benefit reserves for the Property & Casualty and Life & Investments businesses;

•	the availability of, pricing of, and ability to collect reinsurance;

•	the ability to run off the Lloyd’s of London business without incurring material unexpected charges;

•	the ability to price for, exclude and reinsure the risk of loss from terrorism;

•	interpretation of insurance policy provisions by courts, court decisions regarding coverage and theories of liability, trends in litigation and changes in claims settlement practices;

•	the outcome of any litigation against us;

•	legislative and regulatory developments affecting the actions of insurers, including requirements regarding rates and availability of coverage;

•	changes in tax laws and regulations that affect the favorable taxation of certain life insurance products or that decrease the usefulness of life insurance products for estate planning purposes;

•	the effect of current insurance and credit ratings levels on business production and the effect of negative changes to our ratings;

•	inflationary pressures on medical care costs, auto parts and repair, construction costs and other economic sectors that increase the severity of claims;

•	availability of bank credit facilities;

•	the profitability of the use of derivative securities by SAFECO Financial Products;

•	fluctuations in interest rates;

•	performance of financial markets; and

•	general economic and market conditions.

Because insurance rates in some jurisdictions are subject to regulatory review and approval, our achievement of rate increases may occur in amounts and on a time schedule different than planned, which may affect our efforts to restore earnings in our property and casualty lines.

We assume no obligation to update any forward-looking statements contained in this news release.

Signature

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SAFECO CORPORATION

Registrant

Dated: January 27, 2003	/s/ RICHARD M. LEVY

Richard M. Levy Vice President, Controller and Chief Accounting Officer